Exhibit 99.1
AFC Enterprises Announces Retirement of Frank J. Belatti as Chairman of the Board Of Directors
John M. Cranor Appointed as New Chairman
ATLANTA, Dec. 3 — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, today announced the retirement of Frank J. Belatti as Chairman of the Board of Directors and the appointment of John M. Cranor as new Chairman.
Mr. Belatti, who is retiring as Chairman, founded AFC Enterprises in 1992 and served as the CEO of AFC from 1992-2005. Mr. Belatti was instrumental in the growth of AFC’s portfolio of brands, its initial public offering in March 2001, and the subsequent strategic divestitures of the Company’s Church’s Chicken, Cinnabon and Seattle Coffee Company brands, leading to its current stand alone ownership of Popeyes Chicken & Biscuits. Mr. Belatti will now assume a full time role as Managing Partner, Equicorp Partners, LLC, an Atlanta based investment firm. Mr. Belatti also serves as an adjunct professor at the Mendoza College of Business at the University of Notre Dame where he teaches Microventuring, as part of the Gigot Center Social Entrepreneurship Initiative.
John M. Cranor, a member of the AFC Board since November of 2006, has been appointed to succeed Mr. Belatti as Chairman of the AFC Board of Directors. Previously, Mr. Cranor served as Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc., a position he held from 1996- 1999. Prior to that, Mr. Cranor was President and Chief Executive Officer of KFC Corporation from 1989-1994. Mr. Cranor has more than 30-years of management experience in the food service and retail industries including senior executive positions with Pepsi-Cola North America, Taco Bell Corporation, Wilson Sporting Goods, and Frito-Lay Company. Since 2003, Mr. Cranor has also served as the President and Chief Executive Officer of the New College Foundation, affiliated with New College of Florida in Sarasota. Mr. Cranor holds a Bachelor’s of Arts degree from New College of Florida and a Master’s of Business Administration from Harvard University.
“After 15 years building a successful enterprise, I will miss AFC, especially all the wonderful and talented people throughout the organization. I am proud to have John as our new Chairman. John is a highly regarded leader with substantial experience in the food industry. His expertise in our quick service sector will be of great benefit to the Popeyes brand. We have great confidence in his ability to work with our new CEO, Cheryl Bachelder, to lead the Company to future growth,” stated Frank Belatti.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of October 7, 2007, Popeyes had 1,881 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com